Exhibit 10.55
EMPLOYMENT AGREEMENT
dated as of March 14, 2007 between
AFC Enterprises, Inc. (the “Company”) and
Frederick B. Beilstein III (“Employee”)
     This Agreement (this “Agreement”) is made and entered into as of March 14, 2007 by and between AFC Enterprises, Inc., a Minnesota corporation (the “Company”), and Frederick B. Beilstein III (“Employee”) (the Company and Employee hereinafter referred to together as the “Parties”).
     WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to retain Employee as Interim Chief Executive Officer of the Company upon the effective date of the resignation of the Company’s current Chief Executive Officer, and to compensate Employee for his services pursuant to the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, the purpose of this Agreement is to confirm the agreed upon terms, conditions and arrangements concerning Employee’s employment as Interim Chief Executive Officer of the Company.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and agreements contained herein, the sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
     1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Employment Agreement.
     2. Term of Agreement.
          2.01. Initial Term. This Agreement shall be effective as of March 19, 2007 (the “Effective Date”) and, unless earlier terminated pursuant to Section 10 hereof, shall be for one initial term of ninety (90) days (the “Initial Term”) beginning on the Effective Date and concluding on June 22, 2007 (the “Original Termination Date”). For purposes of clarity, this Agreement shall be effective as of the Effective Date, however Employee shall not assume the title and role as Interim Chief Executive Officer until the effective date of the resignation of the Company’s current Chief Executive Officer.
          2.02. Renewal. The Term of this Agreement and Employee’s employment hereunder may automatically be extended for an additional thirty (30) day period upon written notice to Employee by the Company prior to the Original Termination Date. Thereafter, the Agreement may be extended by mutual agreement of the Parties. The Initial Term and any term pursuant to a renewal under this Section 2.02 are referred to herein as the “Term.”

     3. Employment. Employee shall serve as Interim Chief Executive Officer of the Company upon the effective date of the resignation of the Company’s current Chief Executive Officer, and shall perform such duties consistent with his position as may be assigned to him from time to time by the Board of Directors of the Company.
     4. Salary. During the Term, the Company shall pay Employee, in bi-weekly installments, a salary at the rate of Twenty Nine Thousand Four Hundred Twenty Three Dollars ($29,423.00 U.S.) per bi-weekly pay period (the “Salary”). For purposes of clarity, it is understood that other than the benefits described in Section 5 below, the amount described in this Section 4 shall be Employee’s total compensation hereunder.
     5. Employee Benefits. Employee shall be eligible to (i) receive health and welfare benefits under the Company’s regular and ongoing plans, policies and programs available, from time to time, to senior executive officers of the Company, in accordance with the provisions of such plans, policies and programs governing eligibility and participation; provided, however, that such benefits may be modified, amended or rescinded by the Board in its sole discretion, and (ii) all the other rights and benefits of an employee of the Company.
     6. Business Expenses.
          6.01 Business Expenses. All reasonable and customary business expenses incurred by Employee in the performance of his duties hereunder shall be paid or reimbursed by the Company in accordance with the Company’s policies in effect, from time to time.
     7. Termination of Employment.
          7.01 Definitions. For purposes of this Section 7, the following terms shall have the following meanings:
     (a) Cause. The term “Cause” shall mean (i) Employee commits fraud or is convicted of a crime involving moral turpitude, or (ii) Employee, in carrying out his duties hereunder, has been guilty of gross neglect or gross misconduct resulting in harm to the Company or any of its subsidiaries or affiliates, or (iii) Employee shall have refused to follow or comply with the duly promulgated directives of the Board of Directors of the Company, or (iv) Employee otherwise materially breaches this Agreement.
     (b) Disability. The term “Disability” shall mean the good faith determination by the Board of Directors of the Company that Employee has failed to or has been unable to perform his duties as the result of any physical or mental disability for an aggregate of thirty (30) calendar days.
          7.02 Termination upon Death or Disability. If Employee’s employment is terminated due to his death or Disability, the Company shall pay to the estate of the Employee or
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to the Employee, as the case may be, within fifteen (15) days following Employee’s death or upon his termination in the event of Disability, all amounts then payable to Employee pro rated through the date of termination, for the year in which such termination occurs.
          7.03 Termination for other than Death or Disability or for Cause. If Employee’s employment is terminated by the Company other than (i) by reason of Employee’s death or Disability, or (ii) for Cause, the Company shall pay or provide to Employee, in lieu of all other amounts payable hereunder or benefits to be provided hereunder the following: (a) a payment equal to Employee’s salary due for the then-current Term at the time of termination less any amount of Employee’s salary for the then-current Term (including the date of termination) that has been previously paid to Employee. As a condition precedent to the requirement of Company to make such payments, Employee shall execute and deliver to Company a general release in favor of the Company in substantially the same form as the general release then contained in the latest Severance Agreement being used by the Company.
     Any payments required to be made under this Section 7.03 shall be made to Employee, at the election of the Company, as soon as practicable after the date of Employee’s termination of employment.
          7.04 Voluntary Termination by Employee or Termination for Cause. Employee may terminate his employment hereunder at any time whatsoever, with or without cause, upon thirty (30) days prior written notice to the Company. The Company may terminate Employee’s employment hereunder at any time without notice for Cause. In the event Employee’s employment is terminated voluntarily by Employee or by the Company for Cause:
     (a) The Company shall pay to Employee upon such termination all amounts then due hereunder, prorated, through the date of termination for the date in which he is terminated; and
     (b) The Company shall be under no obligation to make severance payments to Employee or continue any benefits being provided to Employee beyond the date of such termination.
     8. Confidentiality and Non-Competition.
          8.01 Definitions. For purposes of this Section 8, the following terms shall have the following meanings:
     “Affiliate” means any corporation, limited liability company, partnership or other entity of which the Company owns at least fifty percent (50%) of the outstanding equity and voting rights, directly or indirectly, through any other corporation, limited liability company, partnership or other entity.
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     “Businesses” means the businesses engaged in by the Company directly or through its Affiliates immediately prior to termination of employment.
     “Confidential Information” means information which does not rise to the level of a Trade Secret, but is valuable to the Company or any Affiliate and provided in confidence to Employee.
     “Proprietary Information” means, collectively, Trade Secrets and Confidential Information.
     “Restricted Period” means the period commencing as of the date hereof and ending on that date two years (2) year after the termination of Employee’s employment with the Company for any reason, whether voluntary or involuntary.
     “Trade Secrets” means information which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
          8.02 Covenant Not-To-Disclose. The Company and Employee recognize that, during the course of Employee’s employment with the Company, the Company has disclosed and will continue to disclose to Employee Proprietary Information concerning the Company and the Affiliates, their products, their franchisees, their services and other matters concerning their Businesses, all of which constitute valuable assets of the Company and the Affiliates. The Company and Employee further acknowledge that the Company has, and will, invest considerable amounts of time, effort and corporate resources in developing such valuable assets and that disclosure by Employee of such assets to the public shall cause irreparable harm, damage and loss to the Company and the Affiliates. Accordingly, Employee acknowledges and agrees:
     (a) that the Proprietary Information is and shall remain the exclusive property of the Company (or the applicable Affiliate);
     (b) to use the Proprietary Information exclusively for the purpose of fulfilling his obligations under this Agreement;
     (c) to return the Proprietary Information, and any copies thereof, in his possession or under his control, to the Company (or the applicable Affiliate) upon request of the Company (or the Affiliate), or expiration or termination of Employee’s employment hereunder for any reason; and
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     (d) to hold the Proprietary Information in confidence and not copy, publish or disclose to others or allow any other party to copy, publish or disclose to others in any form, any Proprietary Information without the prior written approval of an authorized representative of the Company.
The obligations and restrictions set forth in this Section 8.02 shall survive the expiration or termination of this Agreement, for any reason, and shall remain in full force and effect as follows:
     (x) as to Trade Secrets, indefinitely, and
     (y) as to Confidential Information, for a period of two (2) years after the expiration or termination of this Agreement for any reason.
     The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other corporate rights, including those provided under copyright, corporate officer or director fiduciary duties, and trade secret and confidential information laws. The obligations set forth in this Section 8.02 shall not apply or shall terminate with respect to any particular portion of the Proprietary Information which (i) was in Employee’s possession, free of any obligation of confidence, prior to his receipt from the Company or its Affiliate, (ii) Employee establishes the Proprietary Information is already in the public domain at the time the Company or the Affiliate communicates it to Employee, or becomes available to the public through no breach of this Agreement by Employee, or (iii) Employee establishes that he received the Proprietary Information independently and in good faith from a third party lawfully in possession thereof and having no obligation to keep such information confidential.
          8.03 Covenant of Non-Disparagement and Cooperation. Employee agrees that he shall not at any time during or following the term of this Agreement make any remarks disparaging the conduct or character of the Company or the Affiliates or any of the Company’s or the Affiliates’ current or former agents, employees, officers, directors, successors or assigns (collectively the “Related Parties”). In addition, Employee agrees to cooperate with the Related Parties, at no extra cost, in any litigation or administrative proceedings (e.g., EEOC charges) involving any matters with which Employee was involved during Employee’s employment with the Company. The Company shall reimburse Employee for reasonable expenses incurred by Employee in providing such assistance.
          8.04 Remedies. The Company and Employee expressly agree that a violation of any of the covenants contained in subsections 8.02 and 8.03 of this Section 8, or any provision thereof, shall cause irreparable injury to the Company and that, accordingly, the Company shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction enjoining and restraining Employee from doing or continuing to do any such act and any other violation or threatened violation of said Sections 8.02 and 8.03 hereof.
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          8.05 Severability. In the event any provision of this Agreement shall be found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void part were deleted; provided, however, if subsections 8.02 and 8.03 of this Section 8 shall be declared invalid, in whole or in part, Employee shall execute, as soon as possible, a supplemental agreement with the Company, granting the Company, to the extent legally possible, the protection afforded by said subsections. It is expressly understood and agreed by the parties hereto that the Company shall not be barred from enforcing the restrictive covenants contained in each of subsections 8.02 and 8.03, as each are separate and distinct, so that the invalidity of any one or more of said covenants shall not affect the enforceability and validity of the other covenants.
          8.06 Ownership of Property. Employee agrees and acknowledges that all works of authorship and inventions, including but not limited to products, goods, know-how, Trade Secrets and Confidential Information, and any revisions thereof, in any form and in whatever stage of creation or development, arising out of or resulting from, or in connection with, the services provided by Employee to the Company or any Affiliate under this Agreement are works made for hire and shall be the sole and exclusive property of the Company or such Affiliate. Employee agrees to execute such documents as the Company may reasonably request for the purpose of effectuating the rights of the Company or the Affiliate in any such property.
          8.07 No Defense. The existence of any claim, demand, action or cause of action of the Employee against the Company shall not constitute a defense to the enforcement by the Company of any of the covenants or agreements herein.
     9. Indemnification.
          9.01 Company Obligations. The Company hereby indemnifies and agrees to hold harmless Employee, to the extent allowed by applicable law, against all liabilities, obligations, claims, demands, actions, causes of action, lawsuits, judgments, expenses and costs, including but not limited to the reasonable costs of investigation and attorney’s fees, incurred by the Employee as a result of any threat, demand, claim action or lawsuits, made, instituted or initiated against the Employee, which arises out of, results from or relates to this Agreement or any action taken by Employee in the course of performance of Employee’s duties hereunder, except for Employee’s own gross negligence or willful misconduct.
          9.02 Notice and Defense of Claim. If any claim suit or other legal proceeding shall be commenced, or any claim or demand be asserted against the Employee and Employee desires indemnification pursuant to this paragraph, the Company shall be notified to such effect with reasonable promptness and shall have the right to assume at its full cost and expense the entire control of any legal proceeding, subject to the right of the Employee to participate (at his full cost and expense and with counsel of his choice) in the defense, compromise or settlement thereof. The Employee shall cooperate fully in all respects with the Company in any such
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defense, compromise or settlement, including, without limitation, making available to the Company all pertinent information under the control of the Employee. The Company may compromise or settle any such action, suit, proceeding, claim or demand without Employee’s approval so long as the Company obtains for Employee’s benefit a release of liability with respect to such claim from the claimant and the Company assumes and agrees to pay any amounts due with respect to such settlement. In no event shall the Company be liable for any settlement entered into by the Employee without the Company’s prior written consent.
          9.03 Survival. The provisions of this Section 9 shall survive the termination of this Agreement for a period of four (4) years, unless Employee is terminated for Cause, in which event the provisions of this Section 9 shall not survive termination of this Agreement.
     10. Dispute Resolution.
          10.01 Agreement to Arbitrate. In consideration for his continued employment with the Company, and other consideration, the sufficiency of which is hereby acknowledged, Employee acknowledges and agrees that any controversy or claim arising out of or relating to Employees employment, termination of employment, or this Agreement including, but not limited to, controversies and claims that are protected or covered by any federal, state, or local statute, regulation or common law, shall be settled by arbitration pursuant to the Federal Arbitration Act. This includes, but is not limited to, violations or alleged violations of any federal or state statute or common law (including, but not limited to, the laws of the United States or of any state, or the Constitution of the United States or of any state), or of any other law, statute, ordinance, including but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as Amended, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Rehabilitation Act of 1973, and any other statute or common law. This provision shall not, however, preclude the Company from seeking equitable relief as provided in Section 8.04 of this Agreement.
          10.02 Procedure. The arbitration shall be conducted in accordance with the Employment Arbitration Rules of the American Arbitration Association: a single arbitrator who is experienced in employment law shall be selected under those Rules, and the arbitration shall be initiated in Atlanta, Georgia, unless the parties agree in writing to a different location or the Arbitrator directs the arbitration to be held at a different location. Except for filing fees, all costs of the arbitrator shall be allocated by the arbitrator. The award rendered by the arbitrator shall be final and binding on the parties hereto and judgment thereon may be entered in any court having jurisdiction thereof. In addition to that provided for in the Employment Arbitration Rules, the arbitrator has sole discretion to permit discovery consistent with the Federal Rules of Civil Procedure and the judicial interpretation of those rules upon request by any party; provided, however, it is the intent of the parties that the arbitrator limit the time and scope of any such discovery to the greatest extent practicable and provide a decision as rapidly as possible given the circumstances of the claims to be determined. The arbitrator also shall have the power and authority to grant injunctive relief for any violation of Sections 8.02 and 8.03 and the arbitrator’s
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order granting such relief may be entered in any court of competent jurisdiction. The agreement to arbitrate any claim arising out of the employment relationship or termination of employment shall not apply to those claims which cannot be made subject to this provision by statute, regulation or common law. These include, but are not limited to, any claims relating to work related injuries and claims for unemployment benefits under applicable state laws.
          10.03 Rights of Parties. Nothing in this clause shall be construed to prevent the Company from asking a court of competent jurisdiction to enter appropriate equitable relief to enjoin any violation of this Agreement by Employee. The Company shall have the right to seek such relief in connection with or apart from the parties’ rights under this clause to arbitrate all disputes. With respect to disputes arising under this Agreement that are submitted to a court rather than an arbitrator, including actions to compel arbitration or for equitable relief in aid of arbitration, the parties agree that venue and jurisdiction are proper in any state or federal court lying within Atlanta, Georgia and specifically consent to the jurisdiction and venue of such court for the purpose of any proceedings contemplated by this paragraph. By entering into this Agreement the parties have waived any right which may exist for a trial by jury and have expressly agreed to resolve any disputes covered by this Agreement through the arbitration process described herein.
     11. Employee Acknowledgment. By signing this Agreement, Employee acknowledges that the Company has advised Employee of his right to consult with an attorney prior to executing this Agreement; that he has the right to retain counsel of his own choosing concerning the agreement to arbitrate or any waiver of rights or claims; that he has read and fully understands the terms of this Agreement and/or has had the right to have it reviewed and approved by counsel of choice, with adequate opportunity and time for such review; and that he is fully aware of its contents and of its legal effect. Accordingly, this Agreement shall not be construed against any party on the grounds that the party drafted this Agreement. Instead, this Agreement shall be interpreted as though drafted equally by all parties.
     12. Amendments. This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.
     13. Successors. As used in this Agreement, the term the Company shall include any successors to all or substantially all of the business and/or assets of the Company which assumes and agrees to perform this Agreement.
     14. Assignment. Neither this Agreement nor any of the rights or obligations of either party hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party, except that the Company may without the consent of Employee assign its rights and delegate its duties hereunder to any successor to the business of the Company. In the event of the assignment by the Company of its rights and the delegation of its duties to a successor to the business of the Company and the assumption of such rights and obligations by
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such successor, the Company shall, effective upon such assumption, be relieved from any and all obligations whatsoever to Employee hereunder.
     15. Waiver. Waiver by any party hereto of any breach or default by any other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived.
     16. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
     17. Survival. Notwithstanding anything herein to the contrary, the provisions of Sections 6, 7, 8 and 10 shall survive the termination of this Agreement.
     18. Entire Terms. This Agreement contains the entire understanding of the parties with respect to the employment of Employee by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein. This Agreement supersedes all prior agreements, arrangements and understandings between the parties, whether oral or written, with respect to the subject matter hereof
     19. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or if mailed in the manner specified herein, five (5) days after the postmark of such mailing when mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:
If to Employee:
Frederick B. Beilstein III
2685 Hazy Hollow Run
Roswell, Georgia 30076
If to the Company to:
AFC Enterprises, Inc.
5555 Glenridge Connector NE, Suite 300
Atlanta, GA 30342
Attn: Legal Department
or to such other address or such other person as Employee or the Company shall designate in writing in accordance with this Section 19 except that notices regarding changes in notices shall be effective only upon receipt.
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     20. Headings. Headings to Sections in this Agreement are for the convenience of the parties only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.
     21. Governing Laws. The Agreement shall be governed by the laws of the State of Georgia without reference to the principles of conflict of laws.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and Employee has hereunto set his hand as of the day and year first above written.

COMPANY: AFC ENTERPRISES, INC.
By:	/s/ Frank J. Belatti
Frank J. Belatti
Chairman of the Board

EMPLOYEE:
By:	/s/ Frederick B. Beilstein III
Frederick B. Beilstein III

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